Exhibit 99.1

Lexaria Signs Letter of Intent for Second Technology Out-Licensing Agreement
including Plans to Enter Clinical Studies

Kelowna, BC / August 10, 2016 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (“the Company” or “Lexaria”) has entered a letter of intent (LOI) to license its proprietary technology to CBDM LLC for the development and sale of a range of marijuana oil infused products in a potentially national-scale roll-out to Indian reservations across America and certain other U.S. territories.

Under the terms of the LOI, usage fees of $200,000 are contemplated for each product line introduced, over a five-year operating term per state. The Licensee can earn non-exclusive rights to sell up to five product lines on Indian reservations, through licensed medical or adult use retailers only. Currently, 35 states have federally recognized Indian reservations. The Licensee may also earn non-exclusive rights to sell these product lines in all areas of Massachusetts, Pennsylvania, Arizona and Nevada.

Technology license usage fees payable to Lexaria have the potential to reach as much as $36,000,000 over the term of the seven-year agreement, though the actual amount to be paid shall depend on the number of product lines and states the Licensee ultimately effects.

The LOI further contemplates a $175,000 per-state payment by the Licensee, to be paid in-kind to Lexaria by executing clinical testing in patients receiving products with Lexaria’s technology. This clinical testing will be conducted and funded by researchers affiliated with the Licensee at a major US University and Lexaria will have access to study data and results. Lexaria’s technologically enhanced products will be evaluated for their efficacy in alleviating certain symptoms associated with chronic disease to be studied, in concert with primary intervention treatment. Lexaria will begin collaborations with the Licensee and its affiliated university researchers on the basic design elements of the planned clinical testing. Lexaria will have no funding responsibilities for the clinical testing and does not influence its funding sources which are third-party to the Company.

Under this structure, total in-kind fees of $6,300,000 would grant the Licensee access to valid sales territories in each of the 36 states mentioned.

Additional information and details regarding these clinical testing plans will be announced in due course. Readers are cautioned that the clinical plans are currently in the preliminary design stages and will, like any other clinical testing in patients with chronic disease, likely take an as yet undetermined period of many months to complete and report.

“We are extremely pleased to have effected this LOI with our second prospective licensee in the medical and adult use marijuana edibles sector,” said John Docherty, President of Lexaria Bioscience Corp. “Lexaria was recently granted its first patent allowance by the US Patent and Trademark Office, and is heartened to observe the response of the marketplace as it acknowledges the value of the Lexaria technology in improving flavor and performance of cannabinoids and other bioactive substances in consumer products. Lexaria feels confident that it will succeed in being awarded additional new patent allowances in 2016 and 2017 that will further strengthen its competitive position in the marketplace and its ability to effect additional revenue generating technology out-licensing agreements pursuant to its business plan within the cannabis sector and beyond.”

Lexaria itself is not selling any products through this agreement. The LOI is expected to advance into a definitive agreement within 60 days though there is no assurance of this. Additional information will be released regarding the completion of the definitive agreement, and progress with the clinical testing, as they are confirmed and available. Readers are cautioned that a definitive agreement has not yet been reached and, even if reached, receipt of license usage fees is dependent upon the success of the Licensee in launching and operating their business.

About Lexaria

Lexaria Bioscience Corp. is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria hopes to reduce other common but less healthy ingestion methods such as smoking as it embraces the benefits of public health. www.lexariaenergy.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any license arrangements may be entered into with other companies or partners, that the Company’s technology will prove to be beneficial to third parties or to generate revenue for the Company. Forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the engagement of consultants or participation in the hemp oil sector or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that any in-kind payment; that usage payments of $200,000 per state; that $33,000,000 or any part thereof in cash usage fees, or that royalties of any kind, will ever be received by the Company from any Licensee. There is no assurance that clinical testing for chronic disease at a US university will be conducted nor that Lexaria’s product will in any way be involved. There is no assurance that existing capital is sufficient for the Company's needs. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.